UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 4, 2008

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors and Certain Officers.

As previously announced, Loral Space & Communications Inc. ("Loral" or the "Company") is restructuring its corporate office functions as a result of the completion on October 31, 2007 of the acquisition of Telesat Canada by Loral and its partner, the Public Sector Pension Investment Board, and the related transfer to Telesat Canada of substantially all of the assets and related liabilities of Loral Skynet Corporation.

Departure of Chief Financial Officer. In connection with the corporate office restructuring, on January 4, 2008, the employment of Richard J. Townsend, our Executive Vice President and Chief Financial Officer, was terminated by the Company. Mr. Townsend will receive severance benefits in accordance with the Company’s Severance Policy for Corporate Officers. Such severance benefits will consist of, among other things, a lump sum payment of $688,541 and additional installment payments over a period of 18 months, commencing July 18, 2008, totaling $1,570,461. The additional severance in the form of installment payments will be subject to mitigation from other employment. Pursuant to the Company’s management incentive bonus plan, Mr. Townsend will also be entitled to receive a bonus for 2007 if bonuses are awarded under the plan. In addition, pursuant to the Company’s Severance Policy, Mr. Townsend is entitled to accelerated vesting of the next tranche of his unvested stock options. Accordingly, all of Mr. Townsend’s 85,000 options to purchase shares of Loral common stock at $28.441 and 15,000 of Mr. Townsend's 20,000 options to purchase shares of Loral common stock at $27.135 are fully vested and will remain exercisable until January 4, 2010. Also, pursuant to the applicable option agreement, $802,485 in deferred compensation plus interest earned thereon from the date of termination will be paid to Mr. Townsend after July 4, 2008.

Following Mr. Townsend’s termination of employment, he will continue with the Company in a transitional role, and will provide part-time consulting services to the Company during 2008 primarily in the areas of financial reporting, financial strategy and planning and business evaluation. Mr. Townsend will earn consulting fees of $2,600 per day or $1,300 per half-day of service.

The foregoing summary of Mr. Townsend’s severance benefits and consulting arrangements is qualified in its entirety by reference to the full text of the General Release and Separation Agreement dated January 4, 2008 between the Company and Mr. Townsend and Consulting Agreement dated January 4, 2008 between the Company and Mr. Townsend, copies of which are attached to this report as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

(c) Appointment of Certain Officers.

In addition, in connection with the corporate office restructuring, on January 8, 2008, the Board of Directors of the Company implemented a number of management appointments as follows:

President. In addition to continuing to serve as Vice Chairman and Chief Executive Officer, Michael B. Targoff, 63, was appointed President of the Company, replacing Eric J. Zahler (whose last day of employment was November 30, 2007) in that position. Mr. Targoff has served as Chief Executive Officer since March 2006 and Vice Chairman since November 2005. Prior to that, he was founder of Michael B. Targoff & Co.

Senior Vice Presidents. In addition to continuing to serve as Chief Executive Officer of the Company’s Space Systems/Loral, Inc. subsidiary, C. Patrick DeWitt, 61, was appointed Senior Vice President of the Company. Mr. DeWitt has served as Vice President of the Company since November 2005 and, prior to that, as Vice President of Loral Space & Communications Ltd. since January 2002. Prior to becoming Chief Executive Officer of SS/L in June 2006, Mr. DeWitt was President of SS/L since November 2001.

In addition to continuing to serve as General Counsel and Secretary, Avi Katz, 48, was appointed Senior Vice President of the Company. Mr. Katz has served as Vice President, General Counsel and Secretary of the Company since November 2005 and, prior to that, as Vice President, General Counsel and Secretary of Loral Space & Communications Ltd. since November 1999.

In addition to continuing to serve as Treasurer, Richard P. Mastoloni, 43, was appointed Senior Vice President of Finance of the Company. Mr. Mastoloni has served as Vice President and Treasurer of the Company since November 2005 and, prior to that, as Vice President and Treasurer of Loral Space & Communications Ltd. since February 2002.

Senior Vice President and Chief Financial Officer. Harvey B. Rein, 54, was appointed as Senior Vice President and Chief Financial Officer of the Company, replacing Mr. Townsend in the CFO position. Mr. Rein has served as Vice President and Controller of the Company since November 2005 and, prior to that, as Vice President and Controller of Loral Space & Communications Ltd. since April 1996.

Vice President and Controller. John Capogrossi, 54, was appointed Vice President and Controller of the Company, replacing Mr. Rein in the Controller position. Mr. Capogrossi has served as Executive Director, Financial Planning and Analysis, of the Company since October 2006 and, prior to that, Assistant Controller of the Company since November 2005 and Assistant Controller of Loral Space & Communications Ltd. since January 2001.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 General Release and Separation Agreement dated January 4, 2008 between Loral Space & Communications Inc. and Richard J. Townsend

10.2 Consulting Agreement dated January 4, 2008 between Loral Space & Communications Inc. and Richard J. Townsend

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

January 10, 2008	By:	Avi Katz

Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	General Release and Separation Agreement dated January 4, 2008 between Loral Space & Communications Inc. and Richard J. Townsend (Management Compensation Plan)
10.2	Consulting Agreement dated January 4, 2008 between Loral Space & Communications Inc. and Richard J. Townsend (Management Compensation Plan)